                                                                   EXHIBIT 10(I)


                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into effective as of April 30, 2001 (the "Effective Date") by and among Norstan, Inc., a corporation organized under the laws of the State of Minnesota ("Seller"), Synchromesh Consulting, Inc., a corporation organized under the laws of the State of Minnesota (the "Purchaser") and, solely with respect to Articles IV(E) and V hereof, Barry R. Rubin ("Rubin"), an individual residing in the State of Minnesota.

                              W I T N E S S E T H:

         WHEREAS, Seller is the sole shareholder of Norstan Consulting Holding Company ("Holding"), a Minnesota corporation.

         WHEREAS, Holding is the sole shareholder of Norstan Consulting, Inc., a corporation organized under the laws of the State of Minnesota (the "Company");

         WHEREAS, Rubin serves as the Chief Executive Officer of the Company;

         WHEREAS, Purchaser desires to purchase all of the issued and outstanding shares of Holding common stock (the "Shares"); and

         WHEREAS, Holding is willing to transfer and convey the Shares to Purchaser on the terms, and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                               A G R E E M E N T:

         I. Purchase and Sale of the Shares; Consideration; Closing.

         (A) Purchase and Sale of the Shares. At the Closing (as defined below), Seller shall sell, transfer, assign, set over, deliver and surrender the Shares to Purchaser, and Purchaser shall purchase and accept the Shares from Seller.

         (B) Purchase Price. As consideration for the Shares, Purchaser shall pay to Seller the sum of $5,301,934.01 (the "Purchase Price"), plus certain contingent consideration described in Section I(E) below. In addition, Seller agrees to unconditionally release the Company from all of the Company's indebtedness to Seller and Seller's subsidiaries, and to assume all of the Company's trade accounts payable (including obligations for which documentation may not be available on the Closing Date) and accrued payroll obligations (including without limitation accrued salaries, wages, bonuses, commissions and all related payroll taxes) reflected on the balance sheet of the Company on April 30, 2001, such balance sheet to be prepared in accordance with generally accepted accounting principles of the United

States on a basis consistent with accounting principles employed by the Company during the year ended April 30, 2001 ("GAAP"). The Purchase Price shall be paid in the form of: (i) $500,000 in immediately available funds (the "Cash Portion"); (ii) Purchaser's 120-day promissory note in the amount of $1.5 million, bearing interest at the weighted-average effective rate imposed on Seller pursuant to that certain Credit Agreement, dated as of July 23, 1996, by and among Seller, First Bank National Association, Harris Trust and Savings Bank and the Sumitomo Bank, Limited, Chicago Branch, as amended to date (the "Seller Credit Agreement"), or any replacement facility, adjustable monthly, secured by the accounts and notes receivable of the Company and substantially in the form attached hereto as Exhibit A (the "Purchaser Note"); and (iii) assignment by the Company to Seller of (a) that certain promissory note, dated October 28, 1999, issued by TechSkills.com, LLC in favor of the Company with an original unpaid principal balance of $1,861,164.64 and a current unpaid principal balance of $1,801,934.01 (the "TechSkills Note") and (b) that certain promissory note, dated January 22, 2001, issued by Substance Abuse Management Inc. ("SAMI") in favor of the Company with an original unpaid principal balance of $1,500,000 and a current unpaid principal balance of $1,412,284.31 and the related personal guarantee of Henry Goldberg dated January 22, 2001 (collectively, the "SAMI Note"); (the TechSkills Note and the SAMI Note shall be referred to herein collectively as the "Notes").

         (C) Collection of Notes; Purchaser Guarantee. The Company's assignment of the Notes is without recourse to both the Company and Purchaser; provided, however, that: (1) if the SAMI Note is in payment default at any time during the three-year period following the Closing Date, Seller shall deliver written notice thereof to Purchaser, and if while the SAMI Note is in payment default Purchaser receives any payment from SAMI for services rendered or for any other purpose, Purchaser shall promptly remit the amount thereof to Seller, less any related travel and lodging expenses incurred by Purchaser and reimbursed by SAMI (which remittance by Purchaser shall be limited to the total amount of interest, principal and other charges due Seller under the SAMI Note); and (2) if as of the third anniversary of the Closing Date (the "Third Anniversary") Seller has collected less than $3,000,000 of the principal amount due and owing under the Notes as of the Closing Date (including principal payments received from Purchaser pursuant to clause (1) above), Purchaser shall then remit to Seller an amount equal to the lesser of: (i) $500,000 or (ii) the excess of (a) $3,000,000 over (b) the principal amount collected by Seller under the Notes as of the Third Anniversary. Within a reasonable period after the Third Anniversary, Seller shall deliver to Purchaser written notice, in reasonable detail, of the amount due and owing Seller under this Section I(C) (the "Purchaser Guarantee"), and Purchaser shall remit the same to Seller within 10 business days following receipt of such notice. In the event Purchaser does not make a full and timely payment of the Purchaser Guarantee, interest shall accrue on the unpaid balance at the weighted-average effective rate under the Seller Credit Agreement. Seller shall use its reasonable best efforts to collect the outstanding principal under the Notes in accordance with their respective terms. If, prior to the Third Anniversary, Seller reduces, discounts, or otherwise compromises its claim against the obligor under either or both of the Notes, Seller shall reduce the Purchaser Guarantee by 50 percent of the amount of such reduction. In the event that Seller collects additional principal amounts (a "Supplemental Recovery") under the Notes after the Third Anniversary, Seller shall promptly remit to Purchaser the amount of the excess, if any, of (i) the aggregate principal amount recovered by Seller under the Notes and the Purchaser Guarantee over (ii) $3,000,000, limited to the amount of the Purchaser Guarantee paid by Purchaser to Seller.




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


         (D) The Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Maslon Edelman Borman & Brand, LLP, 3300 Wells Fargo Center, Minneapolis, Minnesota 55402, on May 1, 2001 or on such other date as the parties may mutually agree (the "Closing Date"). Irrespective of the actual Closing Date, the transactions contemplated by this Agreement shall be deemed effective as of the close of business on April 30, 2001. At the Closing, Holding shall deliver to Purchaser one or more certificates representing the Shares, duly endorsed for transfer. Purchaser shall deliver to Seller: (i) the Cash Portion via wire transfer of immediately available funds to an account designated by Seller; (ii) the Purchaser Note; and (iii) originally executed instruments representing the TechSkills Note and the SAMI Note, accompanied by duly executed assignments separate from certificates.

         (E) Contingent Consideration. As additional consideration for the Shares, Purchaser shall pay to Seller an amount equal to 50 percent of Seller's earnings before income taxes, interest, depreciation and amortization ("EBITDA") for the 12-month period ending April 30, 2003 (the "Contingent Purchase Price") determined in conformity with GAAP. Purchaser shall provide Seller with written notice (the "EBITDA Notice") of Purchaser's determination of EBITDA in reasonable detail on or before June 30, 2003, together with copies of a similar computation with respect to Purchaser's EBITDA for the 12-month period ending April 30, 2002. Following Purchaser's delivery to Seller of the EBITDA Notice, Purchaser shall provide Seller's independent accountants and/or Seller's other agents and representatives with reasonable access to Purchaser's books, records and employees for the purpose of substantiating Purchaser's determination of EBITDA for the 12-month period ending April 30, 2003. Seller shall deliver to Purchaser, within 60 days following Seller's receipt of the EBITDA Notice, written notice of (i) Seller's concurrence with Purchaser's determination of EBITDA for the 12-month period ending April 30, 2003 ("Notice of Concurrence") or (ii) Seller's disagreement with such determination, accompanied by a detailed explanation of such disagreement. In the event of a disagreement, the parties shall endeavor for a period of at least 30 days to negotiate a settlement of their differences. If the parties are unable to reach agreement during such period, the parties shall engage Ernst & Young LLP (the "Independent Firm") to perform a determination of Purchaser's EBITDA for the 12-month period ending April 30, 2003 (the "Final Determination"), which determination shall be final and binding on each of the parties. The Independent Firm shall make its determination based solely on presentations by Purchaser and Seller, and not by independent review. In resolving any disputed item the Independent Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Any fees and expenses of the Independent Firm shall be borne by: (i) Seller in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Seller bears to the aggregate dollar amount of all disputed items and (ii) Purchaser in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Seller bears to the aggregate dollar amount of all disputed items. Purchaser shall pay to Seller the Contingent Purchase Price within 10 business days following (i) Purchaser's receipt of the Notice of Concurrence; (ii) completion of the parties' negotiated settlement with respect to Purchaser's EBITDA for the 12-month period ending April 30, 2003; or (iii) the parties' receipt of the Final Determination, as applicable.




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


         II. Representations and Warranties of Seller Concerning the Transaction. Seller represents and warrants to Purchaser that, except as set forth in the disclosure schedules attached hereto as Exhibit B and incorporated by reference herein (the "Seller Disclosure Schedules"):

         (A) Organization of Seller. Seller is a corporation, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.

         (B) Authorization; Enforcement. Seller has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and to otherwise carry out its obligations hereunder. The execution and delivery of this Agreement by Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been duly executed by Seller and when delivered in accordance with the terms hereof shall constitute the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. Seller is not in violation of any provision of its articles of incorporation, bylaws or other charter documents.

         (C) No Conflicts. The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of its articles of incorporation, bylaws or other charter documents (each as amended through the date hereof), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument (evidencing a debt of Seller or otherwise) to which Seller is a party or by which any property or asset of Seller is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Seller is subject, or by which any property or asset of Seller is bound or affected, except in the case of each of clauses (ii) and (iii), as could not, individually or in the aggregate, have or result in a Material Adverse Effect (as defined below) on Seller. Seller is not conducting its business in violation of any law, ordinance or regulation of any governmental authority, except for violations which, individually or in the aggregate, (x) do not and will not adversely affect the legality, validity or enforceability of this Agreement or (y) do not and will not adversely impair Seller's ability to perform fully on a timely basis its material obligations under this Agreement (a "Seller Material Adverse Effect").

         (D) Ownership of the Shares; Ownership of Company Stock. Except for the lien in favor of U.S. Bancorp National Association pursuant to the Seller Credit Agreement, Seller owns of record and beneficially all of the Shares free and clear of any liens, claims, options, charges, or encumbrances of any nature whatsoever ("Encumbrances"), and free and clear of any restrictions on transfer. Other than pursuant to the Seller Credit Agreement, Seller has not previously sold, assigned or otherwise transferred any right or interest in the Shares, nor is Seller a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of any capital stock of Holding (other than this Agreement). Holding owns of record and beneficially all of the issued and outstanding capital stock of the Company (the "Company Stock") free and clear of any Encumbrances except for liens imposed pursuant to the Seller Credit Agreement, and free and clear of any restrictions on transfer, exclusive of restrictions imposed pursuant to the Seller Credit Agreement. Holding has not previously sold, assigned or otherwise transferred any right or interest in the Company Stock, nor is Holding a party to any option, warrant, purchase right, or other contract or commitment that could require Holding to sell, transfer or otherwise dispose of any Company Stock.

         (E) Litigation; Proceedings. There is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of Seller, threatened against or affecting Seller or any of its properties before or by any court, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which adversely affects or challenges the legality, validity or enforceability of this Agreement.

         (F) Status of Holding. The sole asset of Holding consists of 100 percent of the issued and outstanding capital stock of the Company; Holding has no liabilities.

         III. Representations and Warranties of Seller regarding the Company. Seller hereby represents and warrants to Purchaser that, except as set forth in the Seller Disclosure Schedules:

         (A) Organization and Qualification. Each of Holding and the Company is a corporation, validly existing and in good standing under the laws of the State of Minnesota, with the requisite corporate power and authority to own and use its properties and assets and to carry on its respective business as currently conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, have a material adverse effect on the results of operations, assets, or financial condition of the Company (a "Company Material Adverse Effect").

         (B) Capitalization. Holding has 50,000,000 shares of authorized capital stock, consisting of 10,000,000 shares of common stock, $.01 par value per share, and 40,000,000 undesignated shares. Holding has 100 shares of common stock issued and outstanding, all of which are owned beneficially and of record by Seller. No other shares of Holding capital stock are issued or outstanding. The Company is authorized to issue 1,000,000 shares of capital stock with a par value of $.01 per share in the case of common stock and a par value as determined by its board of directors in the case of preferred stock. The Company has 100 shares of its common stock issued and outstanding, all of which are owned beneficially and of record by Holding. No other shares of the Company's capital stock are issued or outstanding. All of the Shares and the Company Stock have been duly authorized and are validly issued, fully paid and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require either Holding or the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Holding or the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of either Holding or the Company.

         (C) No Conflicts. The consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of Holding or the Company's respective articles of incorporation, bylaws or other charter documents (each as amended through the date hereof), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument (evidencing a debt of Holding or the Company) to which Holding or the Company is a party or by which any property or asset of Holding or the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Holding or the Company is subject, or by which any property or asset of Holding or the Company is bound or affected, except in the case of each of clauses (ii) and (iii), as could not, individually or in the aggregate, have or result in a Company Material Adverse Effect.

         (D) Brokers and Finders. Neither Holding nor the Company has employed any broker, agent or finder or agreed to incur any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

         (E) Consents and Approvals. None of Seller, Holding or the Company is required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, local, foreign or other governmental authority or other Person (defined below) in connection with the execution, delivery and performance by the parties of this Agreement other than where the failure to obtain such consent, waiver, authorization or order, or to give or make such notice or filing, could not, individually or in the aggregate, have or result in a Company Material Adverse Effect. Seller shall deliver to Purchaser the Shares in the manner contemplated hereby free and clear of all Encumbrances. A "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

         (F) Litigation; Proceedings. There is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of Seller, threatened against or affecting Holding or the Company or any of their respective properties before or by any court, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which:
(i) adversely affects or challenges the legality, validity or enforceability of this Agreement; or (ii) could, individually or in the aggregate, have or result in a Company Material Adverse Effect.

         (G) No Default or Violation. Neither Holding nor the Company: (i) is in default under or in violation of (and, to the knowledge of Seller, has not received notice of a claim that it is in default under or that it is in violation of) any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its respective properties is bound, (ii) is not in violation of any order of any court, arbitrator or governmental body, and (iii) is not in violation of any statute, rule or regulation of any governmental authority, except as could not individually or in the aggregate, have or result in, a Company Material Adverse Effect.

         (H) Books and Records. The books of account, minute books, stock record books and other records of both Holding and the Company, all of which have been made available to Purchaser, are true, complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of Holding and the Company contain accurate and complete records of all meetings held of corporate action taken by the shareholders, the boards of directors, and committees of the boards of directors of Holding and the Company, and no meeting of any such shareholders, boards of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

         (I) Compliance with Law. Each of Holding and the Company has complied and is currently in compliance with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and changes thereunder) of the federal government of the United States and state governments (and all agencies thereof) of the United States, asserting or claiming jurisdiction over it or over any part of its operations, and no proceedings or notices have been filed or, to the knowledge of Seller, commenced against Holding or the Company alleging any failure to comply, except where the failure to be in compliance has not had and is not reasonably expected to have a Company Material Adverse Effect.

         (J) Title to Assets. Each of Holding and the Company has good and marketable title to all of the assets used in or useful to its business, free and clear of all Encumbrances, other than Encumbrances existing under the Seller Credit Agreement. To the knowledge of Seller, none of the assets of Holding or the Company are in the possession of any person other than Holding or the Company, as applicable.

         (K) Employee Benefit Matters.

                  (1) Compliance. With respect to each employee welfare benefit plan and employee pension benefit plan as defined in sections 3(l) and 3(2) of ERISA that has been or is sponsored by, participated in, or contributed to, by the Company (each, a "Plan"), through the date of
         Closing: (i) the plan is in compliance with ERISA in all material respects, including but not limited to all reporting and disclosure requirements of Part I of Subtitle B of Title I of ERISA; (ii) the appropriate Form 5500 has been timely filed, for each year of its existence; (iii) there has been no transaction described in sections 406 or 407 of ERISA or section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") relating to the plan unless exempt under section 408 of ERISA or section 4975 of the Code, as applicable; (iv) the bonding requirements of section 412 of ERISA have been satisfied; and (v) all contributions required to have been made with respect to the plan have been timely made. There is no litigation, action, proceeding, investigation or claim asserted or, to the knowledge of Seller, threatened or contemplated, with respect to any Plan (other than the payment of benefits in the normal course) nor any issue if resolved adversely to the Company that may subject the Company to the payment of a penalty, interest, tax or other amount.

                  (2) Certain Pension Plans. All Plans that are intended to qualify under section 401 (a) of the Code either (i) have been determined by the IRS to be qualified under section 401 (a) of the Code or (ii) have applicable remedial amendment periods that will not have ended before the Closing Date.

                  (3) No Defined Benefit Pension Plans. Neither the Company nor any entity that has been treated as a single employer together with the Company under section 414 of the Code has maintained, had an obligation to contribute to, contributed to, or incurred any liability with respect to a plan that is or was a pension plan (as defined in section 3(2) of ERISA) that is or was subject to Title IV of ERISA.

                  (4) Extended Medical Coverage. No employee welfare benefit plan (as defined in section 3(l) of ERISA) maintained by the Company provides medical, surgical, hospitalization or life insurance benefits (whether or not insured by a third party) for employees or former employees of the Company for periods extending beyond their terminations of employment, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); and the Company has not made any commitment to provide retiree medical, surgical, hospitalization or life insurance coverage for any current or former employees or directors of the Company (except as required by COBRA).

                  (5) Effect of this Transaction. Except as otherwise listed on the Seller Disclosure Schedules, the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with another event (such as a termination of employment), will not (i) entitle any current or former employee or officer of the Company to severance pay from the Company, or any other payment under a Plan, (ii) accelerate the time of payment or vesting of benefits under a Plan, or
         (iii) increase the amount of compensation due any such employee or officer by the Company.

         (L) Taxes.

                  (1) Affiliated Groups. The Company has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) or similar group under state, local or other applicable law filing consolidated tax returns other than the group the parent of which is Norstan ("Affiliated Group").

                  (2) Filing of Returns. The Company and the Affiliated Group of which the Company is or has been a member have filed, or caused to be filed in a timely manner, all Tax Returns (as defined below) required to be filed for each taxable period in which the Company was a member of the group on or before the date of this Agreement (taking into account any and all extensions) and all of those Tax Returns are complete and correct.

                  (3) Payment of Taxes. All Taxes (as defined below) due and payable or claimed to be due and payable from the Company have been timely paid in full or are not yet delinquent.

                  (4) Withholding. The Company has complied with all applicable laws relating to the withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign laws), has, within the time and in the manner prescribed by those laws, withheld and paid over to the proper governmental body all amounts required to be so withheld and paid over under all such applicable laws and has, within the time and in the manner prescribed by those laws, filed all Tax Returns with respect to withholding.

                  (5) Encumbrances. Except for liens for ad valorem Taxes and real and personal property Taxes not yet delinquent, there are no Encumbrances for Taxes on the assets of the Company.

                  (6) Third-Party Taxes. The Company has no liability for the Taxes of any other person by contract or as transferor or successor, or otherwise.

                  (7) Tax Sharing. Except for: (i) Taxes in connection with leases of personal property by or to the Company; and (ii) a Tax sharing agreement by and among the Company, Seller and their affiliates which shall not be effective with respect to the Company after the Closing Date, the Company is not a party to, is not bound by, and has no obligation under, any contract, agreement or arrangement providing for the allocation or sharing of Taxes.

                  (8) Definitions. For purposes of this Agreement, "Taxes" shall mean and include all taxes, charges, fees, duties, levies, penalties or other assessments proposed by any federal, state or local authority within the United States of America, including income, gross IMP receipts, excise, property, sales, gains, use, license, capital stock, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto (whether or not disputed); and "Tax Returns" shall mean and include all federal, state, and local tax returns, declarations, statements, reports, schedules, forms or information returns or claims for refunds relating to Taxes or other written information required to be supplied to any taxing authority in connection with Taxes (including any amended Tax Returns).

         (M) Insurance. Seller has delivered to Purchaser a listing of all current insurance policies maintained by Seller with respect to Holding and the Company through the Closing Date.

         IV. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that, except as set forth in the disclosure schedules attached hereto as Exhibit C and incorporated by reference herein (the "Purchaser Disclosure Schedules"):

         (A) Authorization; Enforcement. Purchaser is a corporation validly existing and in good standing under the laws of the State of Minnesota. This Agreement has been duly executed and delivered by Purchaser constitutes the valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. Purchaser is not in violation of any provision of its articles of incorporation, bylaws or other charter documents.

         (B) Promissory Notes. The Notes and the Purchaser Note are valid receivables, are not subject to valid counterclaims or setoffs, and are collectible in accordance with their terms.

         (C) Investment Intent. Purchaser is acquiring the Shares for Purchaser's own account, for investment purposes only and not with a view to or for distributing or reselling the Shares or any part thereof or interest therein.

         (D) Purchaser's Status. At the date hereof, Purchaser is an "accredited investor" within the meaning of Rule 501(a)(3) promulgated under the Securities Act.

         (E) Access to Information. Purchaser acknowledges that as Chief Executive Officer of the Company, Rubin (and, by attribution, Purchaser) has been afforded (i) complete and unfettered access to the books, records and personnel of the Company; (ii) the opportunity to ask such questions as Rubin and/or Purchaser has deemed necessary of, and to receive answers from, representatives of Seller concerning the business and affairs of the Company; and (iii) the opportunity to obtain such additional information which Seller possesses or can acquire without unreasonable effort or expense that is necessary for Purchaser to make an informed investment decision with respect to the Shares. Neither such inquiries nor any other investigation conducted by or on behalf of Purchaser or Purchaser's representatives, agents or counsel shall modify, amend or affect Purchaser's right to rely on the truth, accuracy and completeness of Seller's representations and warranties contained herein; provided, however, that Seller's representations and warranties shall have no force or effect if, and to the extent that, Rubin has, at the Closing Date, actual knowledge that such representations and warranties are untrue.

         (F) Reliance. Purchaser understands and acknowledges that (i) the Shares are being offered and sold to Purchaser without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act and (ii) the availability of such exemption, depends in part on, and Seller will rely upon the accuracy and truthfulness of, the foregoing representations and Purchaser hereby consents to such reliance.

         V. Covenants.

         (A) Conduct of Business. Each of Seller and Rubin covenant that, from and after the execution of this Agreement through the Closing, except as provided in Section V(B) below, the Company's business will be conducted in the ordinary course, consistent with past practice, including without limitation with respect to: solicitation of business, performance of, and billing for consulting engagements, collection of accounts receivable, hiring and retention of personnel, management of employee compensation and benefit matters, and payment of accounts payable, salaries and other obligations of the Company.

         (B) Reductions in Force. During the period from the date hereof through and including the Closing Date, Rubin and Seller shall jointly identify those employees of the Company whose services will not be required after the Closing. Rubin shall terminate the employment of such individuals (the "Terminated Employees") on or prior to the Closing Date, providing each of the Terminated Employees with the Company's standard severance arrangement. Seller agrees to bear the entire severance cost associated with the Terminated Employees and to indemnify Rubin, Purchaser and the Company with respect to such severance cost; provided, however, that the foregoing indemnification protection shall not apply if and to the extent that Purchaser incurs severance costs as a result of a misrepresentation of Seller's standard severance arrangement or other breach of this Section V(B).

         (C) Reasonable Best Efforts. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its reasonable best efforts promptly to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. An undertaking of a party under this Agreement to use such party's reasonable best efforts shall not require such party to incur unreasonable expense or obligations in order to satisfy such undertaking. If at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto and its proper officers, directors or other representatives will promptly take such action.

         (D) Notification of Certain Matters. Purchaser, on the one hand, and Seller, on the other hand, will each give prompt notice to the other of (i) the occurrence, or failure to occur, of any event the occurrence or failure of which would reasonably be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or incorrect at any time from the date hereof to the Closing Date, and (ii) any failure on their respective parts or on the part of any of their respective officers, directors, partners, employees, representatives or agents, if any, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by each of them under this Agreement; provided, however, that no such notification will alter or otherwise affect such representations, warranties, covenants, conditions or agreements.

         (E) Performance on SAMI Consulting Projects. Purchaser agrees to use its reasonable best efforts to satisfactorily perform, in all material respects, Purchaser's obligations under any and all consulting and other projects in any way arising out of or relating to the origin of the SAMI Note.

         (F) Litigation Cooperation. From and after the Closing Date, Purchaser shall provide to Seller, at no cost to Seller (exclusive of Seller's obligation to reimburse Purchaser's reasonable travel expenses) such support as Seller shall require in connection with Seller's dispute with Michael Vadini and his affiliated entities.

         (G) Equipment Leases. Exhibit D hereto sets forth a listing of certain equipment leases under which Seller is the lessee and the related equipment is in the possession of: (i) the Company (the "Company Leases"); or (ii) third parties pursuant to sublease arrangements (the "Third Party Leases"). Each of Seller and Purchaser undertakes to put forth its reasonable best efforts to arrange for the assignment of the Company Leases from Seller to Purchaser on a basis without recourse to Seller. If and to the extent that Seller and Purchaser are unable to effect an assignment of the Company Leases, Purchaser covenants to perform, in all material respects, the lessee's duties and obligations arising thereunder. With respect to the Third Party Leases, Purchaser agrees to put forth its reasonable best efforts to invoice and collect the monthly payment obligations of such third parties in accordance with the payment schedule set forth in Exhibit D and to remit such payment to the equipment lessor, all in a manner consistent with past practice, until the expiration of the applicable equipment lease obligations. If and to the extent that Purchaser is unable to collect the monthly payment obligations from the third parties, Purchaser shall provide Seller with timely notice thereof and thereafter remit the appropriate payments to the equipment lessor following receipt of same from Seller.

         (H) Closed Facility Leases. Exhibit E hereto enumerates certain facilities leases to which the Company is a party and, as of the date of this Agreement, are not in use by the Company. Seller agrees to assume each of the leasehold obligations identified in Exhibit E (the "Closed Facility Leases") and to indemnify, defend and hold Purchaser harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses arising from or relating in any manner to the Closed Facility Leases.

         VI. Transition Matters.

         (A) Shared Office Space. The parties acknowledge and agree that Seller and the Company currently occupy joint office facilities pursuant to leasehold interests held by Seller in the cities of Minnetonka, Minnesota, Milwaukee, Wisconsin, Des Moines, Iowa, Omaha, Nebraska, Cleveland, Ohio and Columbus, Ohio. During the 12-month period commencing on the Closing Date, subject to Seller's receipt of any and all third party consents required under the terms of Seller's lease agreements, Purchaser shall be permitted to occupy the space now occupied by the Company without cost to Purchaser, provided, however, that in the event Seller's occupancy of any such facility is terminated for any reason during such 12-month period, Purchaser's right to occupy the related facilities shall terminate simultaneously; and, provided further, that if Seller's occupancy is so terminated, Seller shall use its reasonable best efforts to provide Purchaser with reasonably prompt notice thereof.

         (B) Other Office Space; Office Equipment. Each of Purchaser and Seller agrees to put forth its reasonable best efforts to arrange for the assignment by Seller to Purchaser on a nonrecourse basis to Seller of Seller's leasehold interest in the Warren, New Jersey office facility and office machines and equipment currently utilized by the Company therein. In the event that the parties are unsuccessful with respect to any one or more of such lease assignments, Seller shall put forth its reasonable best efforts to enable Purchaser to obtain all rights and privileges associated with any such lease, subject to Seller's receipt of any and all third party consents required under the terms of Seller's lease agreements. Purchaser hereby undertakes to perform all of Seller's duties and satisfy all of Seller's other obligations under each agreement not assignable to Purchaser on a nonrecourse basis to Seller and Seller agrees not to extend or otherwise modify or amend its obligations under any such agreement without Purchaser's prior written consent.

         (C) Telephone and Switchboard Equipment. During the 12-month period commencing on the Closing Date, Purchaser shall be permitted to utilize Seller's telephone and switchboard equipment currently in the space now occupied by the Company without cost to Purchaser, provided, however, that in the event Seller's occupancy of any such facility is terminated for any reason during such 12-month period, Purchaser's right to utilize the related telephone and switchboard equipment shall terminate simultaneously.

         (D) Information System Support. During the 12-month period commencing on the Closing Date, Seller shall provide Purchaser with the information systems support services reasonably required by Purchaser at a price of $31.00 per hour, payable monthly upon receipt of Seller's invoice. Notwithstanding the preceding sentence, Seller shall provide Purchaser with labor support for Purchaser's Portera Software installation and transition without charge therefor for a period of three months following the Closing Date.

         (E) Corporate Software Systems. For a period of 90 days commencing on the Closing Date, Seller shall permit Purchaser to access all of Seller's corporate software applications currently utilized by the Company and Purchaser agrees to reimburse Seller for all direct costs incurred by Seller in connection therewith. During such 90-day period, Seller shall provide reasonable consulting assistance to Purchaser in connection with the selection, implementation, and conversion to a new financial and HR software system for the Company at no cost or expense to the Company.

         (F) Name Change. Purchaser acknowledges and agrees that on and after the Closing Date, Purchaser shall use its reasonable best efforts to discontinue, as soon as possible, all use of the name "Norstan" and any and all logos in any way similar to those currently maintained by Seller, and in no event shall Purchaser's use continue after 60 days following the Closing Date. Purchaser agrees to file an amendment of the Company's articles of incorporation with the office of the Minnesota Secretary of State to effect a change in the name of the Company within 30 days after the Closing Date. Purchaser further agrees to execute and deliver to Seller, upon Seller's request, any and all instruments required, in the reasonable judgment of Seller, to effect an assignment from the Company to Seller of any and all logos, trademarks, service marks, and other intellectual property identifiable with the name "Norstan" registered in the name of the Company with any federal state, or foreign government or agency thereof. Seller shall reimburse Purchaser for all costs incurred by Purchaser during the six-month period following the Closing Date for services provided by third parties to effect and advertise a name change for the Company, subject to a maximum reimbursement obligation of $100,000. Purchaser agrees to indemnify Seller for any and all losses or other damages Seller may incur in connection with, or in any way arising out of, Purchaser's use, after the Closing Date, of the name "Norstan" or any logo or other symbol maintained by, or otherwise identified with Seller.

         (G) Corporate Travel Programs. Purchaser may utilize Seller's corporate travel and American Express programs in a manner consistent with the Company's current use of same for a period of three months following the Closing Date; provided, however, that Purchaser shall pay for all expenses incurred by Purchaser or its employees under these programs and Purchaser agrees to indemnify Seller for all such expenses.

         (H) Human Resources and Payroll Processing. During the three-month period commencing on the Closing Date, Seller shall provide Purchaser with human resources support services, including human resources training, at no cost to Purchaser. During the same period, Seller shall process or cause Purchaser's payroll to be processed, provided, that: (i) Purchaser shall reimburse Seller for all third-party payroll processing charges and expenses incurred on Purchaser's behalf; and (ii) Purchaser shall deliver to Seller via cashier's check or wire transfer sufficient funds to cover each Purchaser payroll processed by Seller, prior to the processing thereof.

         (I) Consulting Opportunities. Seller agrees to put forth its reasonable best efforts to offer Purchaser a reasonable opportunity to bid on internal and external consulting projects reasonably deemed by Seller to be within Purchaser's expertise and availability of resources and identified by Seller during the 24-month period following the Closing Date. Such projects shall not include work Seller may substantially perform with internal resources.

         (J) Accounts Receivable Collections Support. During the 60-day period commencing on the Closing Date, Seller shall provide to Purchaser, at no cost to Purchaser, accounts receivable collections support on a level consistent with the services rendered by Seller to the Company immediately prior to the Closing Date.

         (K) 401(k) Plan Contributions. On or before January 31, 2002, Seller shall pay to Purchaser an amount equal to, and representing, a matching 401(k) contribution on a pro rata basis for amounts contributed by employees of the Company during the period from January 1, 2001 to the Closing Date who are continuously employed by the Company during the period from the Closing Date to and including December 31, 2001.

         (L) Release. Purchaser hereby grants to Seller and Seller's affiliates, together with their respective officers, directors, employees and other agents and representatives, an unconditional release of liability for any and all losses or damages that may be incurred by Purchaser and Purchaser's affiliates and their respective officers, directors, employees and other agents and representatives directly or indirectly resulting from, or in any arising out of, Seller's provision of services to Purchaser pursuant to this Article VI; provided, however, that the foregoing shall not apply in connection with any act of gross negligence or willful misconduct by Seller's officers, directors, employees, agents and representatives.

         VII. Conditions Precedent to the Closing.

         (A) Conditions Precedent to Purchaser's Obligation to Close. Notwithstanding any other provision herein, the obligation of Purchaser to consummate the transactions contemplated hereunder are, at the option of Purchaser, subject to the satisfaction of each of the conditions set forth below:

                  (1) Agreements and Conditions. On or before the Closing Date, Seller shall have complied with and duly performed all agreements and conditions to be complied with or performed by Seller on or before the Closing Date pursuant to or in connection with this Agreement.

                  (2) Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date, except for those representations and warranties which speak as of a specified date.

                  (3) Opinion of Counsel. Purchaser shall have received an opinion of Maslon Edelman Borman & Brand, LLP, counsel for Seller, in form and substance reasonably satisfactory to Purchaser and its counsel.

                  (4) No Legal Proceedings. No legal proceeding shall have been instituted or threatened which, in Purchaser's reasonable opinion, questions or reasonably appears to portend subsequent questioning of the validity or legality of this Agreement or the transactions contemplated hereby or seeks to restrict, limit, prohibit or enjoin (or to obtain damages as a result of) such transactions or may have a Company Material Adverse Effect.

                  (5) Officer's Certificate. Purchaser shall have received a certificate dated the Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer of Seller, certifying that the representations and warranties made by Seller in this Agreement are true and correct in all material respects at and as of the Closing Date (except for such representations and warranties which speak as of a specified date), and that Seller has fulfilled all conditions to the Closing provided for in this Agreement to be fulfilled by Seller.

                  (6) Consents and Releases. All consents, approvals and releases, including but not limited to releases of any security interests in or to the Shares, required in connection with the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to Purchaser, shall have been obtained.

         (B) Conditions Precedent to Seller's Obligation to Close. Notwithstanding any other provision herein, the obligation of Seller to consummate the transactions contemplated hereunder are, at the option of Seller, subject to the satisfaction of each of the conditions set forth below:

                  (1) Lender Consent. Seller shall have received from its lenders under the Seller Credit Agreement all consents required thereunder to effect and consummate the transactions contemplated by this Agreement and a full and complete release of all related security interests in the Shares, the capital stock of the Company and the assets of Holding and the Company.

                  (2) Conversion of SAMI Accounts Receivable; Guarantee. The Company, acting through Rubin, shall have converted the Company's accounts receivable from Substance Abuse Management Inc. into the SAMI Note and obtained an unconditional personal guarantee of the SAMI Note from the sole shareholder of SAMI.

                  (3) Assignment of Titan Litigation. The Company shall have assigned to Seller all of the Company's right, title to, and interest in, all claims the Company has or may have in the future, arising out of Seller's acquisition of Vadini Inc., the formation and operation of Titan Technology and all related matters, together with all litigation or arbitration conducted in connection therewith.

                  (4) Agreements and Conditions. On or before the Closing Date, Purchaser shall have complied with and duly performed all agreements and conditions to be complied with or performed by Purchaser on or before the Closing Date pursuant to or in connection with this Agreement.

                  (5) Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been restated and made on and as of the Closing Date, except for those representations and warranties which speak as of a specified date.

                  (6) Opinion of Counsel. Purchaser shall have received an opinion of Lindquist & Vennum, PLLP, counsel for Purchaser, in form and substance reasonably satisfactory to Seller and its counsel.

                  (7) No Legal Proceedings. No legal proceeding shall have been instituted or threatened which, in Seller's reasonable opinion, questions or reasonably appears to portend subsequent questioning of the validity or legality of this Agreement or the transactions contemplated hereby or seeks to restrict, limit, prohibit or enjoin (or to obtain damages as a result of) such transactions.

                  (8) Officer's Certificate. Seller shall have received a certificate dated the Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer of Purchaser, certifying that the representations and warranties made by Purchaser in this Agreement are true and correct in all material respects at and as of the Closing Date (except for such representations and warranties which speak as of a specified date), and that Purchaser has fulfilled all conditions to the Closing provided for in this Agreement to be fulfilled by Purchaser.

                  (9) Employment Contract. Rubin shall have consented in writing to: (i) the assignment of his employment agreement with Seller, dated March 1, 2000, from Seller to the Company without further liability to Seller; or (ii) the termination of same without further liability to Seller.

         VIII. Termination of the Agreement.

         (A) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by the mutual written consent of Purchaser and Seller. This Agreement shall automatically terminate if the Closing has not occurred on or before May 1, 2001 unless such date is extended by written consent of the parties hereto.

         (B) Termination by Purchaser. Purchaser may terminate this Agreement by written notice to Seller at any time prior to the Closing Date if:

                  (1) a condition to the performance of Purchaser set forth herein shall not be fulfilled on or before the date specified for the fulfillment thereof, unless such failure is a result of acts or failures to act of the Purchaser; or

                  (2) a material default under or a material breach of this Agreement or a material misrepresentation or a material breach of any representation, warranty or covenant of Seller set forth in this Agreement or in any instrument delivered by Seller pursuant hereto shall have occurred and be continuing unless the same is curable and is cured by Seller prior to the Closing Date.

         (C) Termination by Seller. Seller may terminate this Agreement by written notice to Purchaser at any time prior to the Closing Date if:

                  (1) a condition to the performance of Seller set forth herein shall not be fulfilled on or before the date specified for the fulfillment thereof, unless such failure is a result of acts or failures to act of Seller; or

                  (2) a material default under or a material breach of this Agreement or a material misrepresentation or a material breach of any representation, warranty or covenant of Purchaser set forth in this Agreement or in any instrument delivered by Purchaser pursuant hereto shall have occurred and be continuing unless the same is curable and is cured by Purchaser prior to the Closing Date.

         (D) Effect of Termination. In the event of the termination and abandonment hereof prior to the Closing Date pursuant to the provisions of this
Section VIII, this Agreement shall become void and have no effect, and each party shall pay all of its own expenses incurred in connection herewith, without any liability on the part of any party or its partners, directors, officers or shareholders; provided, however, that if this Agreement is terminated and abandoned because either party has defaulted under or breached this Agreement or any representation, warranty or covenant set forth in this Agreement, then the party so electing to terminate this Agreement shall be entitled to pursue, exercise and enforce any and all other remedies, rights, powers and privileges available to it at law or in equity.

         IX. Survival.

         (A) Representations and Warranties. The representations and warranties of the parties in this Agreement shall survive the Closing and any investigations made by or on behalf of any of the parties hereto for the following periods, after which periods such representations and warranties shall be of no further force and effect unless written notice of a claim with respect to such representation and warranty shall have been given to the party responsible therefor prior to the expiration thereof:

                  (1) The representations and warranties contained in Section III(K) shall survive, with respect to a particular tax period, until six months after the applicable limitations period (including waivers and extensions) shall have barred any assessment of tax deficiencies for such tax period or, if later, until six months after the final unappealable decision by a court of competent jurisdiction with respect to such tax.

                  (2) All other representations and warranties of Seller shall survive the Closing for a period of one year.

         (B) Covenants. All covenants of any party hereto which are not fully performed as of the Closing shall survive the Closing for a period of one year following the expiration of the applicable performance period.

         X. Indemnification.

         (A) Indemnification by Seller. Without limiting any other substantive remedy Purchaser may expressly have hereunder, Seller hereby agrees to indemnify, defend and hold Purchaser harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including reasonable attorneys' fees (collectively, "Claims"), arising from or relating in any manner to: (i) the breach of any representation or warranty of Seller contained herein; or (ii) the failure of Seller to perform any of its covenants contained herein. Seller's indemnification obligations shall apply whether the subject Claims arise from third party claims (including but not limited to claims made by shareholders of Seller) or not. In addition, Seller hereby agrees to assume, and bear all expenses incurred in connection with, Purchaser's defense against that certain action brought against the Company under a complaint filed on April 27, 2001 by TechSkills, LLC in the Circuit Court of Milwaukee County, Wisconsin, and to indemnify and hold Purchaser harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including reasonable attorneys' fees, arising from or relating in any manner to the aforementioned complaint; provided, however, that such indemnification protection shall not apply in connection with any liabilities, losses, damages, claims, costs and expenses incurred by Purchaser as a result of any acts or omissions by the Company in relation to the subject matter of the complaint subsequent to April 30, 2000; and, provided further, that if any resolution of the TechSkills complaint unfavorable to Purchaser, whether by settlement or judgment, is limited to a reduction in the amount owed by TechSkills under the TechSkills Note, Purchaser shall not be entitled to any indemnification protection hereunder, but shall only be entitled to a reduction of the Purchaser Guarantee in accordance with the provisions of Section I(C) hereof.

         (B) Indemnification by Purchaser. Without limiting any other substantive remedy Seller may expressly have hereunder, Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against and in respect of any and all liabilities, losses, damages, claims, costs and expenses, including reasonable attorneys' fees (collectively, "Claims"), arising from or relating in any manner to: (i) subject to the limitations set forth in Section I(C) hereof with respect to Purchaser's assignment of the Notes, the breach of any representation or warranty of Purchaser contained herein; or (ii) the failure of Purchaser to perform any of its covenants contained herein. Purchaser's indemnification obligations shall apply whether the subject Claims arise from third party claims or not.

         (C) Procedure for Claiming Indemnification.


                  (1) The party seeking indemnification (the "Indemnitee") shall give the party from whom indemnification is sought (the "Indemnitor") notice of any claim or the commencement of action or proceeding promptly after the Indemnitee receives notice thereof; provided, however, that the failure of the Indemnitee to give notice shall not relieve the Indemnitor of its obligations hereunder, except to the extent the Indemnitor is actually prejudiced or harmed by such failure to give notice. The Indemnitor shall be permitted to assume the defense of any such claim or litigation resulting from such claim, with counsel reasonably satisfactory to the Indemnitee. The Indemnitor shall provide Indemnitee written notice of such assumption of defense within thirty
         (30) days of receipt by the Indemnitor of notice of the proceeding.

                  (2) If the Indemnitor assumes the defense of any such claim or litigation resulting therefrom, the Indemnitor shall take all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and hold the Indemnitee harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnitor or any judgment in connection with such claim or litigation resulting therefrom. The Indemnitee may participate, at its expense, in the defense of any such claim or litigation, provided that the Indemnitor shall direct and control the defense of such claim or litigation. Except with the written consent of the Indemnitee, the Indemnitor shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnitee of a release from all liability with respect to the claim or litigation.

                  (3) If the Indemnitor shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnitee may defend against such claim or litigation in such manner as it may deem appropriate and, unless the Indemnitor shall deposit with the Indemnitee a sum equivalent to the total amount demanded in such claim or litigation, or shall deliver to Indemnitee a surety bond in form and substance reasonably satisfactory to Indemnitee, Indemnitee may settle such claim or litigation on such terms as it may reasonably deem appropriate, and the Indemnitor shall promptly reimburse Indemnitee for the amount of all expenses, legal or otherwise, reasonably incurred by the Indemnitee in connection with the defense against or settlement of such claim or litigation, net of any related income tax benefit realized by the Indemnitee. If no settlement of such claim or litigation is made, the Indemnitor shall promptly reimburse the Indemnitee for the amount of any final judgment rendered with respect to such claim or in such litigation and for all reasonable expenses, legal or otherwise, incurred by the Indemnitee in the defense against such claim or litigation, but only to the extent that such amounts are actually paid.

         XI. Post-Closing Tax Covenants.

         (A) Taxes of Other Persons. Seller agrees to indemnify Purchaser and the Company from and against the entirety of any adverse consequences Purchaser or the Company may suffer resulting from, arising out of, relating to, in the nature of, or caused by any liability of either Seller for Taxes of any entity other than the Company (i) under Treasury Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor,
(iii) by contract, or (iv) otherwise.

         (B) Returns for Periods Through the Closing Date. Seller will include the income of the Company (including any deferred income triggered into income by Treasury Reg. ss.1.1502-13 and Treasury Reg. ss.1.1502-14 and any excess loss accounts taken into income under Reg. ss.1.1502-19) on Seller's consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. Purchaser will cause the Company to furnish Tax information to Seller for inclusion in Seller's federal consolidated income Tax Return for the period which includes the Closing Date in accordance with the Company's past custom and practice. Seller will allow Purchaser an opportunity to review and comment upon such Tax Returns (including any amended returns) to the extent that they relate to the Company. Seller will take no position on such returns that relate to the Company that would adversely affect the Company after the Closing Date unless such position would be reasonable in the case of an entity that owned the Company both before and after the Closing Date. The income of the Company will be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Company as of the end of the Closing Date. Seller shall remain responsible for any state and/or federal income Taxes attributable to the income of the Company for all periods up to and including the Closing Date. To the extent that the Company has paid to Seller any amounts for Taxes on the Company's income for the period from January 1, 2001 up to and including the Closing Date, in excess of the amount of Tax actually attributable to such income, Seller will reimburse the Company for such excess within 30 days of the filing deadline for the relevant Tax Return.


         (C) Audits. Seller will allow Purchaser and its counsel to participate, at Purchaser's own expense, in any audits of Seller's consolidated federal income Tax Returns to the extent that such returns relate to the Company. Seller will not settle any such audit in a manner which would adversely affect the Company after the Closing Date unless such settlement would be reasonable in the case of an entity that owned the Company both before and after the Closing Date.

         XII. General.

         (A) Further Assurances. Purchaser and Seller agree that, on and after the Closing Date, they shall take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

         (B) Amendment and Waiver. This Agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

         (C) Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

         (D) Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or mailed by first class mail, return receipt requested, or when receipt is acknowledged, if sent by facsimile, telecopy or other electronic transmission device. Notices, demands and communications to Purchaser and Seller will, unless another address is specified in writing, be sent to the address indicated below:

If to Seller:                                                If to Purchaser:
------------                                                 ---------------
Norstan, Inc.                                                Synchromesh Consulting, Inc.
5101 Shady Oak Road                                          5101 Shady Oak Road
Minnetonka, MN 55343-4100                                    Minnetonka, MN 55343-4100
Attention: Scott G. Christian                                Attention: Barry R. Rubin
telephone: 952.352.4034                                      telephone: 952.352.5612
telecopy:  952.352.4461                                      telecopy:  952.238.5612

With copies to:                                              With a copy to:
--------------                                               --------------
Maslon Edelman Borman & Brand, LLP                           Lindquist & Vennum, PLLP
3300 Wells Fargo Center                                      4200 IDS Center
Minneapolis, MN 55402                                        Minneapolis, MN 55402
Attention: Philip Tilton                                     Attention: Robert Hartman and Jeffrey Saunders
telephone: 612.672.8200                                      telephone: 612.371-3211
telecopy:  612.672.8397                                      telecopy:  612.371.3207

Jerry P. Lehrman
Norstan, Inc.
5101 Shady Oak Road
Minnetonka, MN 55343-4100
telephone: 952.352.4075
telecopy:  952.352.4907


         (E) Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Purchaser without the prior written consent of Seller, or assigned by Seller (other than to any successor to Seller by merger, consolidation, share exchange or sale of all or substantially all of Seller's assets) without the prior written consent of Purchaser.

         (F) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         (G) Complete Agreement. This Agreement and the exhibits hereto contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

         (H) Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

         (I) Governing Law. The internal law, without regard to conflicts of laws principles, of the State of Minnesota will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

         (J) Authority. The persons executing this Agreement on behalf of the entity parties hereto hereby represent and warrant that they are duly authorized to execute and deliver this Agreement on behalf of the party for whom they are signing and that no further action is required on behalf of such party in connection with the execution and delivery of this Agreement.


                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

NORSTAN, INC.


By: /s/ Scott G. Christian
   ------------------------------------
    Its: CFO


SYNCHROMESH CONSULTING, INC.           Barry R. Rubin, individually
                                       (solely with respect to Articles IV(E)
                                       and V hereof):


                                       /s/ Barry R. Rubin
                                       -----------------------------------------

By: /s/ Barry R. Rubin
   -----------------------------------
    Its: CEO/President